Exhibit 8.3(b)

SERVICE AGREEMENT

CLASS O

AGREEMENT dated as of December 16, 2003, between Fred Alger Management, Inc. (“Alger”), a New York Corporation with its principal offices at 111 Fifth Avenue, New York, NY 10003, as Investment Adviser for The Alger American Fund (the “Fund”), and Federal Kemper Life Assurance Company (the “Company”), a Illinois corporation having its principal office and place of business at 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801.

In consideration of the promises and mutual covenants set forth in this Agreement, the Parties agree as follows:

1.	Services Provided

The Company agrees to provide services to the Fund including the following:

a)	responding to inquiries from the Company Contract owners using Class O shares of one or more Portfolios of the Fund as an investment vehicle (“Contract Owners”) regarding the services performed by the Company as they relate to the Fund;

b)	providing information to Alger and to Contract Owners with respect to Class O shares attributable to Contract Owner accounts;

c)	printing and mailing of shareholder communications from the Fund consistent with the Participation Agreement dated _____________________, 2003 (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) as may be required;

d)	communication directly with Contract Owners concerning the Fund’s operations;

e)	providing such other similar services as Alger may reasonably request pursuant to the extent permitted or required under applicable statutes, rules, and regulations.

2.	Expense Allocation

Subject to Paragraph 3 hereof, the Company or its affiliates shall initially bear the costs of the following:

a)

printing and distributing the Fund’s prospectus, statement of additional information and any amendments or supplements thereto, periodic reports to shareholders, Fund proxy material and other shareholder communications

(collectively, the “Fund Materials”) to be distributed to prospective Contract Owners;

b)	printing and distributing all sales literature or promotional material developed by the Company or its affiliates and relating to the contracts;

c)	servicing Contract Owners who have allocated Contract value to a Portfolio, which servicing shall include, but is not limited to, the items listed in Paragraph 1 of this Agreement.

d)	notwithstanding any other provision of this Service Agreement of the Participation Agreement between the parties, Alger agrees to reimburse the Company for costs related to the printing, mailing, and tabulation of any proxy initiated by the Fund, the Distributor or Alger.

3.	Payment of Expenses

a)	Alger will pay the Company a quarterly fee equal to a percentage of the average daily net assets of the Portfolios attributable to Contracts, at the annual rate set forth in the following schedule (“Portfolio Servicing Fee”), in connection with the expenses incurred by the Company under Paragraph 2 hereof: ____% of assets invested in Class O Shares of any Portfolio of the Fund.

b)	From time to time, the Parties hereto shall review the Portfolio Servicing Fee to determine whether it reasonably approximates the incurred and anticipated costs, over time of the Company in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the Portfolio Servicing Fee proposed by a Party in good faith.

4.	Term of Agreement

This Agreement shall continue in effect for so long as Alger or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as any Contract value or any monies attributable to the Company is allocated to Class O shares of a Portfolio, provided, however, that either party may Terminate this Agreement upon a material breach of this Agreement by the other party that remains uncured for 60 days after written notice by the terminating party. However, Portfolio Servicing Fees shall in no event be paid to the Company more than one year after the termination of this Agreement.

5.	Indemnification

a)	The Company agrees to indemnify and hold harmless Alger and its officers, directors and affiliates from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of the Company under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of Alger in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

b)	Alger agrees to indemnify and hold harmless the Company and its officers, directors and affiliates from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of Alger under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of the Company in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

6.	Notice

Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

Fred Alger Management, Inc.	Fred Alger Management, Inc.
111 Fifth Avenue	30 Montgomery Street
3rd Floor	Jersey City, NJ 07302
New York, NY 10003	Attn: Gregory S. Duch
Attn: Ray Pfeister	Fax: (201) 451-8768
Fax: (212) 806-2940

______________________________________

______________________________________

______________________________________

______________________________________

______________________________________

7.	Applicable Law

Except insofar as the Investment Company Act of 1940 or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with New York law, without regard for that state’s principles of conflict of laws.

8.	Severability

If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

9.	Rights Cumulative

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

10.	Assignment

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party thereto.

11.	Amendment

This Agreement may be amended or modified in whole or in part only by a written agreement executed by both parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers signing below.

FRED ALGER MANAGEMENT, INC.

By:
Name:
Title:

By:
Name:
Title:

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